EXHIBIT 99.2

FOR FURTHER INFORMATION:        Sandy Fruhman, Media (713) 497-3123
                                                                     Dan Hannon, Investors (713) 497-6149

FOR IMMEDIATE RELEASE:March 31, 2003

RELIANT RESOURCES SUCCESSFULLY COMPLETES
$6.2 BILLION FINANCING PACKAGE

HOUSTON, TX - Reliant Resources, Inc. (NYSE: RRI) today announced that it has successfully completed a $6.2 billion financing package that refinances $5.9 billion of existing bank credit facilities with new facilities that mature in approximately four years and provides the company with an additional $300 million line of credit. The new line of credit will provide the company with additional liquidity for use in the event of extreme movements in commodity prices. The new agreement for the $5.9 billion refinancing will require no mandatory principal payments prior to May 15, 2006.

"We are very pleased to have completed this financing, which represents the final step in our actions to stabilize the company's capital structure," said Steve Letbetter, chairman and CEO. "Last October, we were successful in refinancing the Orion bank credit facilities totaling approximately $1.6 billion, and, in February 2003, we announced an agreement to sell our European business. With the completion of this new financing package, the company has no significant near-term debt maturities. We greatly appreciate the support of our lenders that led to a mutually beneficial agreement," Letbetter added.

The terms of the refinancing also permit the company to exercise its option to acquire from CenterPoint Energy, Inc. its 81 percent interest in Texas Genco Holdings, Inc., which owns approximately 14,000 megawatts of generation in Texas.

The $5.9 billion refinancing replaces the company's $2.9 billion Orion acquisition bridge loan, an $800 million revolving credit facility that was converted to a term loan, an additional $800 million revolving credit facility and construction agency agreements totaling $1.4 billion. The new facilities include a $2.1 billion revolving credit facility and $3.8 billion of term loans, all of which mature in 2007. The additional $300 million credit facility matures in 2004.

-more-

Reliant Resources, Inc. (NYSE: RRI), based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. The company provides a complete suite of energy products and services to approximately 1.7 million electricity customers in Texas ranging from residences and small businesses to large commercial, industrial and institutional customers. Its wholesale business includes approximately 22,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. For more information, visit our web site at www.reliantresources.com.

WEBCAST OF ANALYST CONFERENCE CALL
Reliant Resources has scheduled a conference call for Tuesday, April 1, 2003, at 11 a.m. Central Standard Time. Interested parties may listen to a live audio broadcast of the conference call at www.reliantresources.com. The company will be using a slide presentation to facilitate the discussion which can be viewed during the webcast and obtained via the website. A replay of the call can be accessed approximately two hours after the completion of the call.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not strictly relate to historical or current facts. We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ from those expressed or implied by forward-looking statements as a result of legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital and the results of financing and refinancing efforts, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the SEC. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Summary of $6.2 Billion Financing Package

Facilities:
Revolver	$2.1 billion
Term loan	3.8 billion
New credit line	0.3 billion
Total	$6.2 billion

Maturities:	Revolver and term loan – approximately 4 years (3/15/2007) New credit line – earlier of Texas Genco purchase or 12/15/2004

Interest Rates:	Revolver and term loan – LIBOR + 4 percent New credit line – LIBOR + 5.5 percent

Upfront Warrants:
2.5% of fully diluted shares. Exercise price based on a 60-day average closing market price beginning 90 calendar days after closing (5-year term).

Term Loan Mandatory Paydown:	2003 — $0 2004 — $0 2005 — $0 2006 — $500 million (5/15/2006)

Term Loan Paydown Targets:

If Cumulative Target Not Met:
Cumulative
Date	Paydown Target	Fees*	Warrants**

May 14, 2004 May 16, 2005 May 15, 2006	$0.5 billion $1.0 billion $2.0 billion	0.50% 0.75% 1.00%	none 2% 2%

*	One time flat fee on remaining outstanding commitments and term loans on such target date.

**	Based on percent of fully diluted shares. Exercise price of May 16, 2005 warrants based on 120-day average closing market price beginning 60 calendar days before closing (5-year term). Exercise price of May 15, 2006 warrants based on 60-day average closing market price beginning 180 calendar days after closing (5-year term).

Pre-Authorized Texas Genco Funding Baskets:
Junior Securities at RRI:	Unlimited
Potential asset sales:	$500 million (will be increased to $650 million if the sale of the company’s European business is consummated)
Debt or Equity at Texas Genco:	Up to 50% of Texas Genco enterprise value

Collateral: All available collateral to be provided, subject to pre-existing limits via collateral pool.

Financial Covenants:
EBITDAR / Interest
Debt / EBITDAR